Exhibit 99.1

Kopin Corporation Reports Third Quarter 2026 Financial Results

Third Quarter Revenue Grows 52% Year-over-Year to $18.2 Million; Loss from Operations Narrows Sequentially to $0.5 Million

Additional $18.6 Million U.S. Army IBAS Award Brings Total IBAS Funding to $34 Million; Neural I/o™ on Track for First Public Demonstration at CES 2027

WESTBOROUGH, MA — November 10, 2026 — Kopin Corporation (Nasdaq: KOPN) (“Kopin” or the “Company”), a leading provider of application-specific optical systems and high-performance microdisplays for defense, AI-infrastructure, enterprise, industrial, consumer and medical products, today announced preliminary unaudited financial results for its third quarter ended September 26, 2026.

Third Quarter Financial Summary:

$ in millions	Q3 2026	Q2 2026	Q3 2025
Total Revenues	$18.2	$12.7	$12.0
Cost of Product Revenues	$6.4	$6.6	$8.4
Operating Expenses *	$12.3	$9.7	$4.1
(Loss) Income from Operations *	$(0.5)	$(3.5)	$4.5
Net (Loss) Income	$(3.4)	$0.8	$4.1

* Third quarter 2025 operating expenses reflect an approximately $3.3 million reduction in accrued legal fees, and income from operations includes a $5.1 million gain on legal contingency related to prior litigation matters.

Third Quarter 2026 & Subsequent Operational Highlights

●	Secured an additional $18.6 million sole-source award from the Office of the Secretary of War through the U.S. Army Contracting Command under the Industrial Base Analysis and Sustainment (IBAS) program — bringing cumulative IBAS funding for Kopin’s color MicroLED technology to $34 million.

●	Advanced Neural I/o™, the MicroLED-based optical interconnect co-developed with Fabric.AI, toward its first public demonstration at CES in January 2027, to be followed by a demonstration at SPIE Photonics West. The companies began initial transmission-link testing and published “The Data Center in a SerDes-Free World,” a white paper modeling as much as 1.6 times greater useful data throughput from the same number of GPUs.

●	Awarded an $800,000 grant through the Massachusetts Manufacturing Innovation Initiative (M2I2) to install advanced capital equipment for domestic manufacturing of MicroLED displays and Neural I/o™ optical interconnects at the Company’s Westborough facility, and named Manufacturer of the Year by the Massachusetts Legislative Manufacturing Caucus.

●	Received a $2.4 million order for OLED microdisplays from a new customer through Kopin Europe. The customer is a leading international thermal weapon sight manufacturer whose program has since entered low-rate initial production, with deliveries scheduled to begin in the fourth quarter of 2026.

●	Introduced an expanded first-person viewer (FPV) evaluation kit lineup at AUSA 2026 to accelerate adoption of Kopin’s FPV optical modules among new and existing drone partners, and received prototype headset orders from more than a dozen new Sentinel FPV™ customers for use in the Drone Dominance Program and within other Department of War and U.S. government law enforcement agencies.

Management Commentary

Michael Murray, Chief Executive Officer of Kopin, said: “Third quarter revenue grew 52%, driven by funded development programs that are setting the stage for future product revenue as they move from R&D into production. The additional $18.6 million IBAS award brings total funding for our color MicroLED technology to $34 million, keeping us on track for MicroLED product manufacturing in mid-2027, and Neural I/o™ remains on schedule for its first public demonstration at CES in January.”

Erich Manz, Chief Financial Officer of Kopin, added: “Our third quarter results reflect the scaling of our funded development programs and growing operating leverage. We continue to expect a strong second half and meaningful progress toward sustainable GAAP profitability.”

Third Quarter 2026 Financial Results

Total revenues for the third quarter ended September 26, 2026 increased 52% to $18.2 million, compared to $12.0 million for the third quarter ended September 27, 2025, and rose 43% sequentially from $12.7 million in the second quarter of 2026. The year-over-year increase primarily reflects research and development revenue from the Company’s joint development program with Fabric.AI and grant revenue recognized under its U.S. Government color MicroLED award.

Cost of product revenues for the third quarter of 2026 was $6.4 million, or 73% of net product revenues, compared to $8.4 million, or 79% of net product revenues, for the third quarter of 2025, and 86% of net product revenues in the second quarter of 2026.

Operating expenses, consisting of research and development (R&D) and selling, general and administrative (SG&A) expenses, were $12.3 million for the third quarter of 2026. Sequentially, operating expenses increased 28% while total revenues grew 43%, reducing operating expenses by 800 basis points to 68% of total revenues. Year-over-year, operating expenses increased from $4.1 million in the third quarter of 2025, a period that benefited from an approximately $3.3 million reduction in accrued legal fees related to the prior litigation matters and a $3.9 million increase in funded R&D costs, which support the Company’s development and grant revenue.

Loss from operations for the third quarter of 2026 was $0.5 million, compared to income from operations of $4.5 million for the third quarter of 2025, which included a $5.1 million benefit from the reduction of a litigation accrual and the reduction in accrued legal fees noted above. Sequentially, loss from operations saw a $3.0 million improvement.

Net loss for the third quarter of 2026 was $3.4 million, or $(0.02) per share, compared to net income of $4.1 million, or $0.02 per share, in the third quarter of 2025. The third quarter 2026 net loss includes approximately $2.7 million of net losses on investments, largely reflecting non-cash changes in the fair value of the Company’s strategic equity investments.

As of September 26, 2026, the Company had cash and cash equivalents of $25.8 million, up from $24.9 million as of June 27, 2026, and total cash, restricted cash and marketable securities of $51.3 million, inclusive of $25.5 million of restricted cash, of which $24.2 million collateralizes the supersedeas bond posted in connection with a litigation appeal. Cash provided by operating activities was approximately $2.4 million in the third quarter, reducing net cash used in operating activities for the first nine months of 2026 to $2.7 million. Capital expenditures were $1.4 million in the third quarter.

Earnings Call and Webcast

Management will host an investor conference call at 5:00 PM Eastern time on Tuesday, November 10, 2026 to discuss the Company’s third quarter 2026 unaudited financial results, provide a corporate update, and conclude with Q&A from telephone participants. To participate, please use the following information:

Q3 2026 Earnings Conference Call

Date: Tuesday, November 10, 2026

Time: 5:00 PM Eastern time

U.S. Dial-in: 1-844-826-3033

International: 1-412-317-5185

Webcast: KOPN Q3 FY2026 Earnings Conference Call

Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through November 17, 2026. To listen, please call 1-844-512-2921 within the United States and Canada or 1-412-317-6671 when calling internationally, using replay pin number 10213159. A webcast replay will also be available using the webcast link above.

About Kopin Corporation

Kopin Corporation (Nasdaq: KOPN) is a leading developer and provider of innovative display and application-specific optical solutions for defense, AI infrastructure, enterprise, professional and consumer products. Kopin’s portfolio includes microdisplays, display modules, eyepiece and projection assemblies, and vehicle- and head-mounted display systems built on the Company’s liquid crystal, MicroLED and OLED display technologies, along with a range of optics and low-power custom silicon. Building on its patented bi-directional NeuralDisplay™ architecture, Kopin is also developing Neural I/o™ optical interconnects that use programmable MicroLED pixels as ultra-high-speed, low-power optical transceivers for AI data centers. For more information, please visit Kopin’s website at www.kopin.com.

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Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 27, 2025, or as updated from time to time in our Securities and Exchange Commission filings.

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Display Revenues by Category
Defense	$8,462,911	$9,934,334	$21,083,739	$24,618,055
Industrial	52,155	749,400	119,873	2,172,000
Medical	279,664	1,000	605,846	574,000
Consumer and other product	—	9,000	50,160	58,000
R&D	5,684,592	1,199,937	9,143,252	3,344,511
License and royalties	605,900	68,754	726,826	189,234
Grant	3,104,650	—	9,144,891	—
Collaboration	—	—	601,089	—
Total	$18,189,872	$11,962,425	$41,475,676	$30,955,800

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Revenues:
Net product revenues	$8,794,730	$10,693,734	$21,859,618	$27,422,055
Research and development revenues	5,684,592	1,199,937	9,143,252	3,344,511
Grant income	3,104,650	—	9,144,891	—
Collaboration arrangement income	—	—	601,089	—
License and other revenues	605,900	68,754	726,826	189,234
Total revenues	18,189,872	11,962,425	41,475,676	30,955,800
Expenses:
Cost of product revenues	6,389,859	8,397,135	18,586,479	23,098,119
Research and development	5,642,254	2,502,988	15,077,901	6,564,345
Selling, general and administrative	6,666,963	1,629,175	17,811,031	11,229,549
Gain on legal contingency	—	(5,100,000)	—	(5,100,000)
Total expenses	18,699,076	7,429,298	51,475,411	35,792,013
(Loss) income from operations	(509,204)	4,533,127	(9,999,735)	(4,836,213)
Other (expense) income, net	(2,911,199)	(400,523)	1,625,186	792,651
(Loss) income before provision for income taxes	(3,420,403)	4,132,604	(8,374,549)	(4,043,562)
Tax benefit (provision)	—	(52,000)	2,032,980	(156,000)
Net (loss) income	$(3,420,403)	$4,080,604	$(6,341,569)	$(4,199,562)
Net (loss) income per share:
Basic	$(0.02)	$0.02	$(0.03)	$(0.03)
Diluted	$(0.02)	$0.02	$(0.03)	$(0.03)
Weighted average number of common shares outstanding:
Basic	190,234,566	166,618,201	188,457,063	166,362,609
Diluted	190,234,566	169,448,696	188,457,063	166,362,609

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	September 26, 2026	December 27, 2025
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$51,311,843	$61,627,146
Accounts receivable, net	4,524,536	10,726,776
Contract assets	6,944,936	6,032,913
Grant income receivable	3,506,264	—
Inventory	4,951,503	5,505,775
Other receivable, at fair value	4,401,602	5,057,974
Prepaid expenses and other current assets	4,482,806	2,855,383
Total current assets	80,123,490	91,805,967
Plant and equipment, net	8,514,290	2,616,803
Operating lease right-of-use assets	1,003,882	1,488,231
Other assets	123,822	123,822
Equity method investment, at fair value	6,250,000	8,900,000
Equity investments	9,465,717	3,459,434
Total assets	$105,481,201	$108,394,257
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,409,551	$5,315,998
Accrued payroll and expenses	3,070,473	2,231,848
Accrued warranty	36,000	1,165,000
Contract liabilities	6,039,010	1,168,009
Deferred grant income	—	2,688,627
Operating lease liabilities	654,024	648,469
Accrued post-retirement benefits	40,000	40,000
Other accrued liabilities	1,018,705	607,915
Deferred tax liabilities	—	422,458
Accrued litigation damages	19,700,000	19,700,000
Total current liabilities	37,967,763	33,988,324
Noncurrent contract liabilities	833	3,675
Operating lease liabilities, net of current portion	344,538	831,507
Accrued post-retirement benefits, net of current portion	170,504	190,696
Other long-term liabilities, net of current portion	—	1,706,411
Series A redeemable convertible preferred stock	—	7,556,481
Total stockholders’ equity	66,997,563	64,117,163
Total liabilities, convertible preferred stock and stockholders’ equity	$105,481,201	$108,394,257

Corporate Contact

Kopin Corporation

Erich Manz, Chief Financial Officer

EManz@kopin.com

508-870-5959

Investor Relations Contact

Lucas A. Zimmerman

MZ Group — MZ North America

KOPN@mzgroup.us

949-259-4987